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NewsRelease

Teledyne Technologies Appoints
Simon M. Lorne to Board of Directors

LOS ANGELES – July 28, 2004 – Teledyne Technologies Incorporated (NYSE:TDY) announced today that Simon M. Lorne, vice chairman and chief legal officer of Millenium Partners joined Teledyne Technologies’ board of directors. The addition of Lorne raises the number of board members to nine. Lorne will serve on Teledyne’s audit and nominating and governance committees.

Lorne, 58, joined Millenium Partners, L.P. in 2004 and is responsible for compliance, legal and regulatory oversight and implementation. Lorne was a partner in the law firm of Munger, Tolles & Olson LLP, which he rejoined in 1999 after originally becoming a partner in 1972. In 1996, he became a managing director at Solomon Brothers where he served as global head of internal audit. Following the merger of Solomon Brothers into Travelers Group Inc., he continued as managing director and as a senior member of the general counsel’s office. With the merger of Travelers Group into Citicorp Inc., he organized and coordinated the global compliance function of Citigroup. From 1993 to 1996, Lorne was general counsel of the U.S. Securities and Exchange Commission. Lorne also currently serves as the co-director of Stanford Law School’s Directors College.

“Sy’s expertise and energy will greatly benefit Teledyne,” said Robert Mehrabian, chairman, president and chief executive officer of Teledyne Technologies Incorporated. “He is widely respected and will further strengthen Teledyne’s governance practices. I am very pleased he has joined Teledyne’s board.”

Teledyne Technologies is a leading provider of sophisticated electronics components, instruments and communication products, systems engineering solutions, and aerospace products and components and on-site gas and power generation systems. Teledyne Technologies has operations in the United States, the United Kingdom, Canada and Mexico. For more information, visit Teledyne Technologies’ website at www.teledyne.com

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn Choi
(310) 893-1640